CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated August 22, 2024 with respect to the balance sheet of C3 Bullion, Inc. as of December 31, 2023, and the related statement of operations, stockholders’ (deficit) equity, and cash flows for the period from inception (May 19, 2023) through December 31, 2023.

Our opinion includes an emphasis of matter paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

August 28, 2024